Exhibit 99.1

Contact: Harold A. Hurwitz, Chief Financial Officer

(949) 900-6833

For Immediate Release

MRI INTERVENTIONS, INC. ANNOUNCES 2016 THIRD QUARTER

AND NINE MONTH RESULTS

Highlights Include: Record Revenues of $1.6 Million; Record Number of ClearPoint® Procedures;

and Continued Improvement in Operating Loss and Cash Utilization

IRVINE, CA, November 4, 2016 – MRI Interventions, Inc. (OTCQB: MRIC) today announced financial results for the quarter and nine months ended September 30, 2016.

Quarter Ended September 30, 2016 – Highlights

•	Achieved a record quarterly number of procedures with 128 patients benefitting from the Company’s ClearPoint technology, a 32% increase in procedures over the same period in 2015;

•	Revenues were $1.6 million for the three months ended September 30, 2016, and $1.2 million for the same period in 2015, an increase of 30%. Disposable revenue grew 32% as compared to the same period in 2015;

•	Completed a private offering of equity units, which resulted in gross cash proceeds of $4.2 million and conversion of $1.75 million in secured debt, and included participation by Voyager Therapeutics;

•	Reduced operating cash burn to $1.4 million, which included a semi-annual interest payment of approximately $240,000;

•	Reduced operating loss to $1.7 million, as compared to $1.9 million in the same period of 2015;

•	Publication of four different clinical papers relating to use of our technology. This included an article in the research journal Stem Cells Translational Medicine, which outlined a novel approach for optimal delivery of therapeutic neural stem cells utilizing the ClearPoint Neuro-Navigation System by researchers at the Texas Biomedical Research Institute. This article discusses delivery of neural stem cells into a region of the brain that controls motor skills compromised by Parkinson’s Disease. An MRI-guided technique to implant these cells would move scientists one step closer to delivery of this therapy to Parkinson’s patients;

•	Completion by the University of Pittsburgh Medical Center (“UPMC”) of its 75th MRI-guided procedure using the ClearPoint Neuro-Navigation System. UPMC is now performing the complete suite of ClearPoint MRI-guided procedures, including electrode placement, laser ablation, biopsy and drug delivery;

•	Utilization of the ClearPoint Neuro-Navigation System at a practical clinic entitled “Laser Ablation Surgery: Opportunities, Indications, Technique and Outcomes” during the September 2016 Congress of Neurological Surgeons.

“We had good growth in disposable product sales this quarter, including strong orders from our drug delivery partners. As we look toward the end of the year, we expect we will achieve more than 500 procedures for the first time in a twelve-month period, with a growing presence in laser ablation, biopsy, and other procedures contributing to our growth. On the capital side, two systems sales contributed to our overall revenue, and we look forward to a strong fourth quarter,” said Frank Grillo, Chief Executive Officer, MRI Interventions, Inc. “We were pleased with the execution of the PIPE financing we completed in the third quarter, the support of two large debt holders who converted into equity, and the participation of Voyager Therapeutics and their purchase of $2 million in equity. Companies in the neurological drug delivery space continue to show strong interest in our technology, and we believe in the growth and potential in this area.”

Quarter Ended September 30, 2016 – Financial Results

Revenues were $1.6 million for the three months ended September 30, 2016, and $1.2 million for the same period in 2015, an increase of $370,000, or 30%, primarily attributable to increases in the Company’s ClearPoint System disposable and reusable products.

ClearPoint disposable product sales for the three months ended September 30, 2016 were $1.3 million, compared with $970,000 for the same period in 2015, representing an increase of $309,000, or 32%. This increase was due primarily to an increased volume of procedures performed using the Company’s ClearPoint System within a larger installed base for ClearPoint during the three months ended September 30, 2016, relative to the same period in 2015.

ClearPoint System reusable product sales for the three months ended September 30, 2016 were $309,000, compared with $239,000 for the same period in 2015, representing an increase of $70,000, or 29%. This increase was due primarily to differences in the equipment configuration of ClearPoint systems sold during the three-month periods ended September 30, 2016 and 2015. Reusable products consist primarily of computer hardware and software bearing sales prices that are appreciably higher than those for disposable products and historically have fluctuated, sometimes significantly, from quarter to quarter.

Gross margin on product revenues was 53% for the three months ended September 30, 2016, compared to 54% for the same period in 2015. The decrease in gross margin was due primarily to increases in: (a) the cost of disposable and reusable product components the Company purchased from third-party manufacturers; and (b) the allocation of indirect costs to manufacturing in connection with the Company’s transition from a focus on research and development to commercial activities; partially offset by: (c) an improvement in direct labor productivity; and (d) a decrease in the cost of scrapped product.

Research and development costs were $691,000 for the three months ended September 30, 2016, compared to $480,000 for the same period in 2015, an increase of $211,000, or 44%. The increase was due primarily to increases in: (a) compensation primarily related to an increase in headcount in January 2016; (b) intellectual property costs allocated to research and development; and (c) costs incurred in connection with the Company’s development of the next generation of the ClearPoint operating system; partially offset by (d) an increase in the allocation of costs to manufacturing in connection with the Company’s transition from a focus on research and development to commercial activities; and (e) decreases in other product development costs and regulatory fees.

Selling, general and administrative expenses were $1.9 million for the three months ended September 30, 2016 as compared with $2.1 million for the same period in 2015, a decrease of $247,000, or 12%. This decrease was attributable primarily to: (a) decreases in personnel costs, including share-based compensation and travel costs, professional fees, marketing costs and medical device excise taxes; and (b) an increase in the allocation of costs to manufacturing in connection with the Company’s transition from a focus on research and development to commercial activities; partially offset by an increase in public company and investor relations costs.

The Company’s operating loss for the three months ended September 30, 2016 was $1.7 million, as compared with $1.9 million for the same period in 2015, an improvement of $217,000, or 11%.

During the three months ended September 30, 2016 and 2015, the Company recorded non-cash gains of $324,000 and $2.0 million, respectively, resulting from additions to, and changes in the fair value of, its derivative liabilities. For the three months ended September 30, 2016, such derivative liabilities related to: (a) the issuance of warrants in connection with 2012 and 2013 private placement transactions; and (b) the amendments, in June and August 2016, of certain notes to add contingent conversion terms and potential down round pricing protection of warrants issued in connection with such notes. For the three months ended September 30, 2015, derivative liabilities were limited to the issuance of warrants in connection with the 2012 and 2013 private placement transactions.

On August 31, 2016, the Company entered into second amendments with holders of certain notes that provided, in the event the Company closes a private equity offering, for: (a) the conversion to equity of an aggregate of $1.75 million of principal based on the private offering price; and (b) a reduction in the exercise price for shares of common stock that may be purchased upon exercise of warrants issued in connection with the issuance of such notes based the private offering’s terms for warrant exercise pricing. Execution of the second amendments constituted a debt extinguishment under generally accepted accounting principles, necessitating the Company to record a non-cash loss from debt restructuring of approximately $933,000, representing the aggregate difference in the fair value of the derivative liabilities between the points in time (i) immediately preceding, and (ii) immediately subsequent to, the execution of the second amendments.

Net interest expense for the three months ended September 30, 2016 was $240,000, compared with $314,000 for the same period in 2015. The decrease was due primarily to the reduced principal balance of the note payable to Brainlab AG resulting from the restructuring of that note in April 2016.

Reflecting the effects of these non-cash items, net loss for the three months ended September 30, 2016 was $2.6 million, as compared with $245,000 for the same period in 2015.

Nine Months Ended September 30, 2016 – Financial Results

Revenues were $4.1 million for the nine months ended September 30, 2016, and $3.1 million for the same period in 2015, an increase of $1.0 million, or 33%, attributable primarily to increases in the Company’s ClearPoint system disposable and reusable products.

ClearPoint disposable product sales for the nine months ended September 30, 2016 were $3.4 million, compared with $2.5 million for the same period in 2015, representing an increase of $922,000, or 37%, substantially due to a greater volume of procedures performed using our ClearPoint system within a larger installed base for ClearPoint in the nine months ended September 30, 2016, relative to the same period in 2015.

ClearPoint reusable product sales for the nine months ended September 30, 2016 were $610,000, compared with $469,000 of such sales for the same period in 2015, representing an increase of $141,000, or 30%. This increase was due primarily to a greater number of ClearPoint systems sold during the nine-month period ended September 30, 2016, relative to the same period in 2015. Sales of the Company’s reusable products, which consist primarily of computer hardware and software bearing sales prices that are appreciably higher than those for disposable products, may vary, sometimes significantly, from quarter to quarter.

Gross margin on product revenues was 51% for the nine months ended September 30, 2016, compared to 55% for the same period in 2015. The decrease in gross margin was due primarily to: (a) increases in the cost of disposable and reusable product components we purchased from third-party manufacturers, production scrap and write-offs of expired product, and the allocation of indirect costs to manufacturing in connection with the Company’s transition from a focus on research and development to commercial activities; partially offset by: (b) decreases in production variances, inventory adjustments and the provision for excess and obsolete inventory.

Research and development costs were $2.1 million for the nine months September 30, 2016, compared to $1.4 million for the same period in 2015, an increase of $664,000, or 46%. The increase was due primarily to increases in: (a) software development costs incurred in connection with the Company’s development of the next generation of the ClearPoint operating system; (b) personnel costs, related primarily to additional headcount and related search commissions; and (c) intellectual property costs allocated to research and development; partially offset by an increase in the allocation of departmental costs to manufacturing in connection with the Company’s transition from a focus on research and development to commercial activities.

Selling, general and administrative expenses were $5.7 million for the nine months ended September 30, 2016 as compared with $6.6 million for the same period in 2015, a decrease of $860,000, or 13%. This decrease was attributable primarily to decreases in: (a) personnel costs, including share-based compensation and travel; (b) medical device excise taxes, suspended by federal legislation for a two-year period beginning January 1, 2016; (c) professional fees; (d) marketing costs; and (e) occupancy costs; partially offset by an increase in public company costs.

In 2015, the Company announced the consolidation of all major business functions into its Irvine, California headquarters. In connection with this consolidation, the Company closed its Memphis, Tennessee office and did not retain any of its Memphis-based employees. A total of seven employees were impacted by the consolidation, including three of the Company’s executives. As a result, the Company incurred expense of $1.3 million primarily related to termination costs, including the modifications of option terms, during the nine months ended September 30, 2015.

The Company’s operating loss for the nine months ended September 30, 2016 was $5.7 million, as compared with $7.6 million for the same period in 2015, an improvement of $1.9 million, or 25%.

During the nine months ended September 30, 2016 and 2015, the Company recorded non-cash gains of $748,000 and $981,000, respectively, resulting from additions to, and changes in the fair value of, its derivative liabilities. During the nine months ended September 30, 2016, such derivative liabilities related to: (a) the issuance of warrants in connection with 2012 and 2013 private placement transactions; and (b) the amendments, in June and August 2016, of certain notes to add contingent conversion terms and potential down round pricing protection of warrants issued in connection with such notes. For the nine months ended September 30, 2015, derivative liabilities were limited to the issuance of warrants in connection with the 2012 and 2013 private placement transactions.

In April 2016, the Company entered into a securities purchase agreement with Brainlab AG (“Brainlab”) under which a note payable to Brainlab in the principal amount of $4.3 million (the “Brainlab Note”) was restructured and, among other items, the Company: (i) entered into a patent and technology license agreement with Brainlab for software relating to the Company’s SmartFrame device, in consideration for the cancellation of $1.0 million of the principal amount of the Brainlab Note; and (ii) issued to Brainlab, in consideration for the cancellation of approximately $1.3 million of the principal amount of the Brainlab Note, equity units, consisting of shares of the Company’s common stock and warrants to purchase shares of common stock. As a result of the foregoing, the Company recorded a debt restructuring gain of $941,000 representing the difference between (a) the aggregate fair value of the license agreement, which had no cost basis on the Company’s consolidated balance sheets, and the equity units, and (b) the aggregate principal amount of the Brainlab Note cancelled as consideration.

On June 30, 2016, the Company entered into amendments with Brainlab, with respect to the restructured Brainlab Note, and with two holders of secured, non-convertible promissory notes issued by the Company in March 2014 (the “2014 Secured Notes”). Pursuant to the amendments, the parties agreed that, in the event the Company closes a qualified public offering: (i) $2,000,000 of the principal balance of those notes, plus all unpaid accrued interest on that amount, will automatically convert into the security offered in the qualified public offering; and (ii) the exercise price for 46,207 shares of common stock underlying warrants issued in connection with those notes will be reduced as provided in the amendments. Based on the provisions of the amendments, on June 30, 2016, the Company recorded a non-cash debt restructuring loss of $820,000 resulting from the restructuring of the Brainlab Note and those 2014 Secured Notes subject to the amendments.

On August 31, 2016, the Company entered into second amendments with the two holders of the 2014 Secured Notes that provided, in the event the Company closes a private equity offering, for: (a) the conversion to equity of an aggregate of $1.75 million of principal based on the private offering price; and (b) a reduction in the exercise price for shares of common stock that may be purchased upon exercise of warrants issued in connection with the issuance of such notes based the private offering’s terms for warrant exercise pricing. Execution of the second amendments constituted a debt extinguishment under generally accepted accounting principles, necessitating the Company to record a non-cash loss on debt restructuring of approximately $933,000, representing the aggregate difference in the fair value of the derivative liabilities between the points in time (i) immediately preceding, and (ii) immediately subsequent to, the execution of the second amendments.

Net interest expense was $836,000 and $921,000 for the nine months ended September 30, 2016 and 2015, respectively. The decrease was due primarily to the reduced principal balance of the note payable to Brainlab resulting from the note’s restructuring described above.

Reflecting the effects of these non-cash items, net loss for the nine months ended September 30, 2016 was $6.4 million, as compared with $7.3 million for the same period in 2015.

Reverse Stock Split

On July 21, 2016, the Company’s Board of Directors approved a 1-for-40 reverse stock split of its issued common stock, which was effectuated on July 26, 2016. All disclosure of common shares and per share data in the accompanying condensed consolidated financial statements have been adjusted retroactively to reflect the reverse stock split for all periods presented.

Teleconference Information

Investors and analysts are invited to listen to a live broadcast review of the Company’s 2016 third quarter and nine month financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company’s website at www.mriinterventions.com and selecting “Investors” / “News” / “IR Calendar.” The conference call may also be accessed at http://mriinterventions.equisolvewebcast.com/q3-2016. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-9034, or at (201) 493-6737 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available shortly after the completion of the call until November 11, 2016 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 413671. An online archive of the broadcast will be available on the Company’s website at www.mriinterventions.com, on the “Investor Relations” page.

About MRI Interventions, Inc.

Building on the imaging power of magnetic resonance imaging, or MRI, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures. The ClearPoint system, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Particular uncertainties and risks include those relating to: estimates regarding the sufficiency of the Company’s cash resources; the Company’s ability to obtain additional financing; future revenues from sales of the Company’s ClearPoint System products; and the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint System products. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” sections of the Company’s Form 10-K for the year ended December 31, 2015, which has been filed with the Securities and Exchange Commission, as well as the Company’s Form 10-Q for the quarter ended September 30, 2016, which will be filed with the Securities and Exchange Commission this month.

(tables follow)

MRI INTERVENTIONS, INC.
Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$4,432,421	$5,408,523
Accounts receivable, net	803,537	1,218,043
Inventory, net	1,802,178	1,807,895
Prepaid expenses and other current assets	557,974	97,249
Total current assets	7,596,110	8,531,710
Property and equipment, net	430,705	440,606
Software license inventory	976,900	937,100
Other assets	10,640	27,306
Total assets	$9,014,355	$9,936,722

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,510,827	$697,807
Accrued compensation	670,078	557,784
Other accrued liabilities	539,659	1,398,707
Derivative liabilities	449,028	658,286
Deferred product and service revenues	222,488	116,009
Senior secured note payable, net of unamortized discount of $64,835 at December 31, 2015	—	4,224,609
Total current liabilities	3,392,080	7,653,202

Accrued interest	657,351	542,500
Senior secured note payable	2,000,000	—
2014 junior secured notes payable, net of unamortized discount and deferred issuance costs of $210,592 and $467,611 at September 30, 2016 and December 31, 2015, respectively	1,764,408	3,257,389
2010 junior secured notes payable, net of unamortized discount of $2,374,069 and $2,535,230 at September 30, 2016 and December 31, 2015, respectively	625,931	464,770
Total liabilities	8,439,770	11,917,861
Commitments and contingencies
Stockholders’ equity (deficit):
Common stock, $0.01 par value; 200,000,000 shares authorized; 3,610,524 shares issued and outstanding at September 30, 2016; and 2,284,537 shares issued and outstanding at December 31, 2015	36,105	22,845
Additional paid-in capital	92,726,362	83,722,596
Accumulated deficit	(92,187,882)	(85,726,580)
Total stockholders’ equity (deficit)	574,585	(1,981,139)
Total liabilities and stockholders’ equity (deficit)	$9,014,355	$9,936,722

MRI INTERVENTIONS, INC.
Condensed Consolidated Statements of Operations

(Unaudited)

	For The Three Months Ended September 30,
	2016	2015
Revenues:
Product revenues	$1,580,826	$1,209,321
Other service revenues	35,507	33,709
Development services revenues	—	3,404
Total revenues	1,616,333	1,246,434
Cost of product revenues	748,305	560,394
Research and development costs	691,330	480,280
Selling, general, and administrative expenses	1,886,220	2,132,777
Operating loss	(1,709,522)	(1,927,017)
Other income (expense):
Gain from change in fair value of derivative liabilities	324,035	1,950,329
Loss from debt restructuring	(933,134)	—
Other income (loss), net	(4,877)	45,302
Interest income	1,317	2,692
Interest expense	(241,050)	(316,705)
Net loss	$(2,563,231)	$(245,399)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.92)	$(0.13)
Weighted average shares outstanding:
Basic and diluted	2,779,803	1,872,823

MRI INTERVENTIONS, INC.
Condensed Consolidated Statements of Operations

(Unaudited)

	For The Nine Months Ended September 30,
	2016	2015
Revenues:
Product revenues	$4,013,531	$2,963,073
Other service revenues	100,818	93,663
Development service revenues	—	25,842
Total revenues	4,114,349	3,082,578
Cost of product revenues	1,965,839	1,340,824
Research and development costs	2,098,465	1,434,723
Selling, general, and administrative expenses	5,748,524	6,608,829
Restructuring charges	—	1,252,584
Operating loss	(5,698,479)	(7,554,382)
Other income (expense):
Gain from change in fair value of derivative liabilities	748,080	981,222
Loss from debt restructuring	(811,909)	—
Other income, net	209,504	243,505
Interest income	7,775	14,887
Interest expense	(843,983)	(936,043)
Net loss	$(6,389,012)	$(7,250,811)
Net loss per share attributable to common stockholders:
Basic and diluted	$(2.59)	$(3.87)
Weighted average shares outstanding:
Basic and diluted	2,467,437	1,871,974

MRI INTERVENTIONS, INC.
Condensed Consolidated Statements of Cash Flows

	For The Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(6,389,012)	$(7,250,811)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	125,076	153,545
Share-based compensation	736,982	1,421,198
Expenses paid through the issuance of common stock	259,898	107,570
Gain from change in fair value of derivative liabilities	(748,080)	(981,222)
Amortization of debt issuance costs and original issue discounts	323,016	342,645
Loss from retirement of fixed assets	1,689	—
Loss from debt restructuring	811,909	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable	414,506	(368,492)
Inventory	(33,958)	83,987
Prepaid expenses and other current assets	(96,358)	(104,121)
Other assets	—	(9,317)
Accounts payable and accrued expenses	(220,304)	(777,956)
Deferred revenue	106,479	62,852
Net cash flows from operating activities	(4,708,157)	(7,320,122)
Cash flows from investing activities:
Purchases of property and equipment	(100,324)	(72,021)
Net cash flows from investing activities	(100,324)	(72,021)
Cash flows from financing activities:
Proceeds from equity private placement	4,255,000	—
Offering costs	(417,865)	—
Repurchase of fractional shares from reverse split of common stock	(4,756)	—
Net cash flows from financing activities	3,832,379	—
Net change in cash and cash equivalents	(976,102)	(7,392,144)
Cash and cash equivalents, beginning of period	5,408,523	9,244,006
Cash and cash equivalents, end of period	$4,432,421	$1,851,862

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Income taxes	$—	$—
Interest	$976,295	$223,500